      As Filed with the Securities and Exchange Commission on May 24, 2000
                        Registration No. 333-___________
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                           --------------------------

                           REGISTRATION STATEMENT ON
                                    FORM S-4

                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                 RMI.NET, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                        04-3153858
    (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                         Identification No.)

                             CHRISTOPHER J. MELCHER
                                 RMI.NET, INC.
                       999 EIGHTEENTH STREET, SUITE 2201
                                DENVER, COLORADO
                                 (303) 672-0700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           --------------------------

                                    COPY TO:

                               JEFFREY M. KNETSCH
                        BROWNSTEIN HYATT & FARBER, P.C.
                       410 SEVENTEENTH STREET, 22ND FLOOR
                             DENVER, COLORADO 80202
                                 (303) 223-1100

                           --------------------------

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

================================== ================== ==================== ====================== ===================
                                                       Proposed Maximum      Proposed Maximum         Amount of
     Title of Each Class of          Amount to be     Offering Price per    Aggregate Offering     Registration Fee
   Securities to be Registered        Registered            Unit(1)                Price
---------------------------------- ------------------ -------------------- ---------------------- -------------------
 Common Stock, $0.001 par value       4,000,000            $3.34375             $13,375,000.00           $3,531.00
================================== ================== ==================== ====================== ===================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2) Pursuant to Rule 429(b), an additional 207,613 unissued shares of common stock are carried forward to this Registration Statement. These shares were previously registered on Post-Effective Amendment Nos. 4 and 5 to the Registrant's Registration Statement on Form S-1, as filed on Form S-4 pursuant to Rule 401 (Registration No. 333-52731). Post-Effective Amendment Nos. 4 and 5 were filed with the Securities and Exchange Commission on May 4 and June 17, 1999. The registration fee was previously paid with the initial Registration Statement on Form S-1, which was filed with the Securities and Exchange Commission on May 15, 1998.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                   SUBJECT TO COMPLETION. DATED MAY 24, 2000.

                                 RMI.NET, INC.

                        4,207,613 SHARES OF COMMON STOCK


         This prospectus will allow us to issue of common stock over time in connection with the acquisition of other businesses. This means:

         o we may issue up to 4,207,613 shares of common stock from time to time;

         o we will provide a prospectus supplement each time we issue common stock;

         o the prospectus supplement will inform you about the specific terms of that offering and also may add, update, or change information contained in this document; and

         o you should read this document and any prospectus supplement carefully before you accept our common stock as all or part of the price paid for your business or your securities.

         This prospectus will also be used under certain limited circumstances in connection with the resale of common stock that was originally issued pursuant to this prospectus. Other than the businesses, assets, or securities acquired, we will not receive any proceeds from these offerings.

         We will negotiate the price and other terms of the transactions with the owners of the businesses, assets, or securities that we acquire or with their representatives. We will not pay underwriting discounts or concessions, although fees may be paid to persons who bring specific acquisitions to our attention.

         We may structure our acquisitions as:

         o        a merger with RMI.NET or a subsidiary of RMI.NET;

         o        a purchase of all the stock of the other business; or

         o        a purchase of the assets of the other business.

         Our common stock is traded on the Nasdaq National Market under the symbol "RMII." On May 23, 2000, the average of the high and low price for our common stock was $3.34375 per share.


    See "Risk Factors" beginning on page 3 to read about factors you should consider before accepting our common stock as all or part of the price paid for your business or your securities.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is May ___, 2000.

                               TABLE OF CONTENTS


                                                                                                                  PAGE
                                                                                                                  ----

Risk Factors............................................................................................            3
Cautionary Note About Forward-Looking Statements........................................................           14
Recent Developments.....................................................................................           15
Selected Consolidated Financial Information.............................................................           15
Description of Common Stock.............................................................................           16
Plan of Distribution - Acquisition Terms................................................................           16
Selling Stockholders....................................................................................           17
Plan of Distribution - Selling Stockholders.............................................................           17
Legal Opinion...........................................................................................           17
Experts.................................................................................................           18
Where You Can Find More Information.....................................................................           18

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision.

YOU MAY BE RESTRICTED IN YOUR ABILITY TO RESELL YOUR COMMON STOCK

         If you are an affiliate of a company we acquire or an affiliate of RMI.NET, you may not resell common stock issued pursuant to this prospectus unless:

         o        we allow you to use this prospectus to resell your shares; or

         o        you rely on an exemption from registration.

The exemption from registration provided by Rules 144 and 145 under the Securities Act of 1933 allows you to resell your shares immediately if you comply with certain manner of sale and volume limitations. In general, you may resell your RMI.NET common stock if:

         o we continue to file adequate current public information about RMI.NET with the SEC; and

         o the number of shares sold within the preceding three months does not exceed the greater of one percent of our common stock outstanding at the time of the sale and the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks before the sale.

In addition, you may resell your RMI.NET common stock under Rules 144 and 145, without regard to the volume limitation described above, if:

         o we continue to file adequate current public information about RMI.NET with the SEC; and

         o        you are not an affiliate of RMI.NET; and

         o        have held your RMI.NET common stock for at least one year.

Finally, another exemption from registration provided by Rules 144(k) and 145 allows you to resell all of your RMI.NET common stock if:

         o you have held your RMI.NET common stock for at least two years; and

         o you have not been an affiliate of RMI.NET for at least three months before the sale.

The one and two year holding periods described above do not begin to run until you have paid the full purchase price of the common stock to RMI.NET or an affiliate of RMI.NET.

WE HAVE A SHORT OPERATING HISTORY, HAVE INCURRED NET LOSSES SINCE OUR INCEPTION AND EXPECT FUTURE LOSSES

         We started our business in 1993 and began offering Internet access services in 1994. We have incurred operating losses in every year of our existence. We incurred net losses of $2.3 million for the year ended December 31, 1996, $4.2 million for the year ended December 31, 1997, $10.7 million for year ended December 31, 1998, and $24.9 million for the year ended December 31, 1999. In the first quarter of 2000, we incurred a net loss of $7.4 million. As of March 31, 2000, we have an accumulated deficit of $50.0 million. We may never be profitable.

         In 1998, a proposed merger transaction with Internet Communications Corporation and related financing transactions were terminated. On March 17, 2000 we again reached an agreement to acquire Internet Communications Corporation. However, claims by third parties unrelated to Internet Communications Corporation allegedly arising from the terminated 1998 merger remain outstanding. We have not agreed that we are responsible for these claims and have consistently disputed their validity. As a result, we recorded costs, expenses, and related fees of approximately $6.1 million. Of this amount, approximately $4.2 million relates to warrants that we issued. Although we are attempting to agree on a resolution of these disputes that is satisfactory to all parties, we may be unable to reach an agreement with all parties. We do not currently have the ability to pay all of these expenses.

IF WE ARE UNABLE TO RAISE ADDITIONAL FUNDS, WE WILL NOT BE ABLE TO MAINTAIN OUR CURRENT LEVEL OF OPERATIONS OR TO PURSUE GROWTH OPPORTUNITIES

         We intend to expand or open new access sites or make other capital investments as dictated by customer demand and strategic considerations. To open new dial-up access sites, known in our industry as points of presence or POPs, we must spend significant amounts of money for new equipment as well as for leased telecommunications facilities and advertising. In addition, to expand our customer base nationwide, we will have to spend significant amounts of money on additional equipment to maintain the high speed and reliability of our Internet access services. We may also need to spend significant amounts of cash to:

         o        fund growth, operating losses, and increased expenses;

         o        implement our acquisition strategy;

         o take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; and

         o respond to unanticipated developments or competitive pressures.

We will require additional funds through equity, debt, or other external financing in order to fund our current operations and to achieve our business plan. We cannot assure that any additional capital resources will be available to us, or, if available, will be on terms that will be acceptable to us. Any additional equity financing will dilute the equity interests of existing security holders. If adequate funds are not available or are not available on acceptable terms, our ability to execute our business plan and our business could be materially and adversely affected.

WE FACE INTENSE COMPETITION, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE MAY LOSE MARKET SHARE OR BE FORCED TO REDUCE PRICES

         We operate in the Internet services market, which is extremely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing, and other resources than we have. We compete directly or indirectly with the following categories of companies:

         o established online services, such as America Online, the Microsoft Network, CompuServe, and Prodigy;

         o local, regional, and national Internet service providers, such as Earthlink, Network, Internet America, PSINet, and Verio;

         o national telecommunications companies, such as AT&T Corp., MCI WorldCom, Sprint, and GTE;

         o regional Bell operating companies, such as BellSouth and SBC Communications;

         o computer hardware and software companies, such as International Business Machines and Microsoft Corporation; and

         o        online cable services, such as At Home and Roadrunner.

Our competition is likely to increase. We believe this will probably happen as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. In addition, competitors may charge less than we do for Internet services, causing us to reduce or preventing us from raising our fees. As a result, our business may suffer.

IF WE ARE UNABLE TO COMPETE IN THE LOCAL EXCHANGE AND LONG DISTANCE TELEPHONE MARKET, OUR PROFITABILITY WILL BE ADVERSELY AFFECTED

         In 1998, we entered the long distance telephone market. We compete directly with inter-exchange carriers and long distance carriers and other long distance resellers and providers, including large carriers such as AT&T, MCI WorldCom, Sprint, and new entrants to the long distance market. Many of our competitors are significantly larger and have substantially greater market presence and financial, technical, operational, marketing, and other resources. We face stiff price competition and may not be able to compete.

         Moreover, the local exchange telephone services market in most states was only recently opened to competition due to the passage of the 1996 Telecommunications Act and related regulatory rulings. Numerous operating complexities are associated with providing these services. We must develop new products, services, and systems and develop new marketing initiatives to sell these services. Our inability to overcome any of these operating complexities could have a material adverse effect on us.

IF WE FAIL TO KEEP PACE WITH TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, WE MAY LOSE CUSTOMERS

         The Internet services market is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, and frequent new service and product introductions. Our future success depends, in part, on our ability to:

         o        use leading technologies to develop our technical expertise;

         o        enhance our existing services; and

         o develop new services that meet changing customer needs on a timely and cost-effective basis.

In particular, we must provide customers with the appropriate products, services, and guidance to best take advantage of the rapidly evolving Internet. Our failure to respond in a timely and effective manner to new and evolving technologies could have a negative impact on our business. Our ability to compete will also depend upon the continued compatibility of our services with products offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established. Moreover, if industry standards are established, we may not be able to conform to these new standards in a timely fashion. Our competitors may develop services and technologies that will render our services or technology noncompetitive or obsolete.

         We are also at risk to fundamental changes in the way customers access the Internet. Currently, most customers access Internet services through computers connected by telephone lines. However, several companies have developed cable television modems and other "broadband technologies" that transmit data at substantially faster speeds than the modems that our customers and we use. We must develop new technology or modify our existing technology to accommodate new and faster sources of Internet access, including cable television modems, screen-based telephones, wireless products, televisions, and other consumer electronic devices. We may not succeed in adapting our Internet access business to new and faster access devices.

ANY DECLINE IN OUR CUSTOMER RETENTION LEVELS OR OUR PRICES WILL ADVERSELY AFFECT REVENUES AND PROFITABILITY

         Our new customer acquisition costs are substantial relative to the monthly fees we charge. Accordingly, our long-term success largely depends on our retention of existing customers. While we continue to invest significant resources in our infrastructure and technical and customer support capabilities, it is relatively easy for Internet users to switch to competing providers. Consequently, our investments may not help customer retention. Any significant loss of customers will substantially decrease our revenue and cause our business to suffer.

         As a result of competitive pricing pressures in the market for Internet services, we reduced the prices we charge our Internet customers during 1995, 1997, and 1998. We expect that continued price pressures may cause us to reduce prices further in order to remain competitive, and we expect that such further price reductions could adversely effect our results of operations, unless we can lower our costs commensurate with such price decreases.

IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH, THE QUALITY OF OUR SERVICE WILL DECLINE AND WE WILL LOSE CUSTOMERS

         Our rapid growth has and will place a significant strain on our managerial, operational, financial, and information systems resources. To accommodate our increasing size and manage our growth, we must continue to implement and improve these systems and attract, train, manage, and retain qualified employees. These demands will require us to add new management personnel and develop new expertise. In order to successfully integrate newly acquired assets and continue to implement a nationwide strategy and network, we must:

         o closely monitor service quality, particularly through third party POPs;

         o acquire and install necessary equipment and telecommunications facilities;

         o create and implement marketing strategies in new and existing markets;

         o employ qualified personnel to provide technical and marketing support for new sites; and

         o continue to expand our managerial, operational, and financial resources to support expansion.

Although we are taking steps to manage our growth effectively, we may not succeed. If we are unable to manage our growth, our ability to maintain and increase our customer base will be impaired and our business will suffer.

IF WE FAIL TO INTEGRATE RESOURCES ACQUIRED THROUGH ACQUISITIONS, WE WILL LOSE CUSTOMERS AND OUR LIQUIDITY, CAPITAL RESOURCES, AND PROFITABILITY WILL BE ADVERSELY AFFECTED

         Since January 1999, we have acquired the stock or assets of 16 companies and may acquire a number of other companies in the next few months. As part of our long-term business strategy, we continually evaluate strategic acquisitions of businesses and customer accounts. Acquisitions often involve a numberof special risks, including the following:

         o we may experience difficulty integrating acquired operations and personnel;

         o        we may be unable to retain acquired customers;

         o        the acquisition may disrupt our ongoing business;

         o we may not be able to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures, and policies;

         o the businesses we acquire may fail to achieve the revenues and earnings we anticipated;

         o we may ultimately be liable for contingent and other liabilities, not previously disclosed to us, of the companies that we acquire; and

         o our resources may be diverted in asserting and defending our legal rights.

We may not successfully overcome problems encountered in connection with potential future acquisitions. In addition, an acquisition could materially adversely affect our operating results by:

         o        causing us to incur additional debt;

         o increasing amortization expenses related to goodwill and other intangible assets; and

         o        diluting your ownership interest.

Any of these factors could have a material adverse effect on our business.

IF WE ARE UNABLE TO OBTAIN SUFFICIENT NETWORK CAPACITY FROM OUR INTERNAL AND LEASED NETWORK, OUR ABILITY TO GROW WILL BE SEVERELY CURTAILED

         Our success depends, in part, on the capacity, reliability, and security of our network. Our network includes computers, servers, routers, modems, broadband fiber systems, access to third party broadband systems, and other related hardware and software. Network capacity constraints have occurred in the past and may occur in the future, in connection with:

         o particular dial-up POPs affecting only customers attempting to use that particular point of presence; and

         o system wide services, such as e-mail and news services, which can affect all customers.

Capacity constraints result in slowdowns, delays, or inaccessibility when customers try to use a particular service. Poor network performance could cause customers to terminate their service with us. To reduce the probability of such problems, we will be required to expand and improve our network. Such expansion and improvement will be very costly and time consuming. We may not be able to expand or adapt our network to meet additional demand or changing customer requirements on a timely basis or at a commercially reasonable cost.

         In order to provide Internet access and other online services to our customers, we lease access lines from multiple national telecommunications service providers. We are dependent upon these providers of data communications facilities. In addition, we have a wholesale usage agreement with PSINet, which allows us to provide dial-up access to our customers through PSINet's POPs throughout the United States. We also have other agreements with service providers on whom we rely to deliver our product and service offerings. Moreover, PSINet provides network access to some of our competitors. PSINet could choose to grant these competitors preferential network access, potentially limiting our customers' ability to access the Internet. Even without such preferential treatment, increased usage of PSINet's POPs by other Internet service providers and online service providers may negatively affect access system performance.

SYSTEM FAILURES CAUSED BY NATURAL DISASTERS COULD INTERRUPT OUR SERVICE AND ADVERSELY AFFECT OUR REVENUES

         We must protect our infrastructure against fire, earthquakes, power loss, telecommunications failure, computer viruses, security breaches, and similar events. We do not currently maintain a redundant or backup network hub for all of our customers. Because we lease our lines from telecommunications companies and regional Bell operating companies, we are dependent upon these companies for physical repair and maintenance of the leased lines. We maintain multiple carrier agreements to reduce the risk of loss of operations from damage, power failures, telecommunications failures, and similar events. However, the occurrence of a natural disaster or other unanticipated problems at our network operations center or any of our POPs may cause interruptions in the services we provide. In addition, failure of our telecommunications providers to provide the data communications capacity we require as a result of a natural disaster, operational disruption, or for any other reason could cause interruptions in the services we provide. Any damage or failure that causes interruptions in our operations could have a material adverse effect on us.

OUR NETWORK IS SUBJECT TO SECURITY RISKS AND INAPPROPRIATE USE BY INTERNET USERS THAT COULD INTERRUPT OUR SERVICE AND CAUSE A DECLINE IN OUR PROFITABILITY

         The future success of our business will depend on the security of our network and the networks of third parties over which we have no control. Despite implementation of security measures, we remain vulnerable to computer viruses, sabotage, break-ins, and similar disruptive problems caused by customers or other Internet users. Any breach of our network security or other inappropriate use of our network, such as the sending of excessive volumes of unsolicited bulk e-mail or "spam," could lead to interruptions, delays, or cessation of services to our customers. Our customers, in turn, could terminate their service or assert claims against us. Third parties could also potentially jeopardize the security of confidential information stored in our computer systems or our customers' computer systems by their inappropriate use of the Internet, which could cause losses to our customers or us or deter potential customers from subscribing to our services. Inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, commonly known as "cracking" or "hacking." Although we intend to continue to implement security measures, "hackers" have circumvented such measures in the past, and others may be able to circumvent our security measures or the security measures of our third-party network providers in the future.

         To fix problems caused by computer viruses or other inappropriate uses or security breaches, we may have to interrupt, delay, or cease service to our customers, which could have a material adverse effect on our business. In addition, we expect that our customers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed, or completed with compromised security. As a result, customers or others may assert claims of liability against us. Further, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry in general and our customer base and revenue in particular.

IF WE ARE UNABLE TO DELIVER OUR SERVICES VIA THIRD PARTY CARRIERS AND OTHER SUPPLIERS, WE COULD EXPERIENCE SERVICE DELAYS AND INCREASED COSTS IN EXPANDING OUR NETWORK

         We rely on traditional telecommunications carriers to transmit our traffic over local and long distance networks. These networks may experience disruptions and capacity constraints that are not easily remedied. We may have no means of replacing these services. In addition, local phone service is sometimes available only from one company. The benefits of competition and alternative sources of supply are not present in these markets.

         We also depend on certain suppliers of hardware and software components. We acquire a majority of our networking service components, including terminal servers and high-performance routers, from Cisco Systems, Inc., Sun Microsystems, Inc., and Lucent Technologies, Inc. The expansion of our network places a significant demand on our suppliers, some of which have limited production capacity. In the past, we have experienced delays in delivery of new telephone lines, modems, terminal servers, and other equipment. If delays are severe, all incoming modem lines may become full during peak times, resulting in busy signals for customers who are trying to connect to RMI.NET. If our suppliers cannot meet increased demand and we are not able to develop alternative sources of supply, we could experience delays and increased costs in expanding our network, difficulty in providing our services, and the loss of dissatisfied customers.

TO PROTECT OUR PROPRIETARY RIGHTS OR TO AVOID CLAIMS THAT WE INFRINGE THE PROPRIETARY RIGHTS OF OTHERS, WE MAY BE FORCED TO INCUR SUBSTANTIAL COSTS AND TO DIVERT VALUABLE MANAGERIAL RESOURCES AWAY FROM OUR BUSINESS OPERATIONS

         Our success is dependent in part on our technology and other proprietary rights. To protect our rights, we rely on a combination of copyright, trademark, patent and trade secret laws, and contractual restrictions. We cannot be sure that these steps will be adequate to prevent misappropriation or infringement of our intellectual property.

Nor can we be sure that competitors will not independently develop technologies that are substantially equivalent or superior to our proprietary property and technology.

         In our industry, competitors often assert intellectual property claims against one another. The success of our business depends on our ability to assert and defend our intellectual property rights. Future litigation may have an adverse impact on our financial condition. These claims could result in substantial costs and diversion of resources, even if the claim is ultimately decided in our favor. If a claim is asserted alleging that we infringed the proprietary technology or information of a third party, we may be required to seek licenses for such intellectual property. We cannot be sure that such licenses would be offered or obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse affect on our business.

MR. HANSON HAS A CONTROLLING INTEREST IN RMI.NET, INC. WHICH MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN ON YOUR INVESTMENT

         Our CEO, President, and Chairman of the Board of Directors, Douglas Hanson has a controlling interest in RMI.NET, Inc. through his direct ownership of common stock, ability to exercise outstanding options, and voting rights agreements. As a result, Mr. Hanson has voting control of RMI.NET, Inc. and can influence all matters that require stockholder approval. Mr. Hanson may designate the members of our Board of Directors and can decide our operations and business strategy. You may disagree with Mr. Hanson's management decisions.

         As a controlling stockholder, Mr. Hanson also has the power to approve or reject significant corporate matters, such as mergers, acquisitions, and other change-in-control transactions. Mr. Hanson's controlling interest could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to you. You may not realize the premium return that stockholders may realize in conjunction with corporate takeovers.

FUTURE ISSUANCE OF OUR COMMON STOCK PURSUANT TO STOCK OPTION PLANS AND EXERCISE OF WARRANTS WILL DILUTE YOUR OWNERSHIP INTEREST, AND THE SALE OF SUCH SHARES MAY NEGATIVELY AFFECT OUR STOCK PRICE

         As of May 24, 2000, we have approximately 21,600,695 shares of common stock outstanding, and have reserved approximately 5.7 million additional shares for issuance upon exercise of warrants and stock options, various anti-dilution provisions contained in the warrants and stock options, and prior acquisitions. If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock and our publicly traded warrants could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate. In addition, we expect to issue warrants to purchase approximately 2.4 million shares of common stock in connection with the proposed acquisition of Internet Communications Corporation. Finally, we have issued and plan to issue additional convertible equity and debt securities in the future. If these securities are exercised or converted, you may experience significant dilution in the market value of your stock. Our stock price is highly volatile.

OUR OUTSTANDING CLASS B WARRANTS COULD RESULT IN SUBSTANTIAL DILUTION OF YOUR INVESTMENT, A DETRIMENTAL EFFECT ON OUR LIQUIDITY AND ABILITY TO RAISE ADDITIONAL CAPITAL, AND A SIGNIFICANT DECLINE IN THE VALUE OF OUR COMMON STOCK

         In a December 1999 private placement, we sold the following securities to two institutional investors, Advantage Fund II Ltd. and Koch Investment Group Limited, for aggregate consideration of $10 million:

         o        761,610 shares of common stock;

         o        Class A Warrants to purchase 182,786 shares of common stock;
                  and

         o Class B Warrants to purchase a potentially unlimited number of shares of common stock.

The outstanding Class B Warrants carry certain risks, including the potential for:

         o        substantial dilution of your investment in RMI.NET;

         o a detrimental effect on our ability to raise additional funds; and

         o a decline in the market value of our common stock as a result of the exercise of the Class B Warrants and subsequent sales of the common stock.

Each of these risks is discussed in greater detail below.

IF THE MARKET VALUE OF OUR COMMON STOCK DECLINES, WE MAY ISSUE A SUBSTANTIAL AMOUNT OF COMMON STOCK UPON EXERCISE OF CLASS B WARRANTS AND YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

         The number of shares that we may issue to holders of RMI.NET's Class B Warrants is based on the market price of our common stock from May 2000 through November 2002. In effect, the holders of the Class B Warrants have the opportunity to profit from a rise in the market price of our common stock, if any, without incurring the full risk of loss associated with a decline in our stock price. If the market price of our common stock decreases, we will issue a greater number of shares upon exercise of the Class B Warrants. There is theoretically no limit on the number of shares of common stock that we may be required to issue upon exercise of the Class B Warrants. Your percentage ownership of our common stock could be diluted substantially. Moreover, because the exercise price of the Class B Warrants is only $0.01 per share, we will not receive material cash proceeds from the exercise of the Class B Warrants.

         The following chart sets forth the maximum number of shares of common stock we would issue upon full exercise of the Class B Warrants, assuming that:

         o the market price of the common stock decreases to 100%, 75%, 50%, and 25% of the closing price of our common stock on May 5, 2000 ($5.00 per share) at any time over the next two and one-half years, and stays at that level through November 20, 2002; and

         o the selling stockholders do not sell any of their common stock until after November 20, 2002.


                                             MAXIMUM NUMBER OF SHARES ISSUABLE UPON
                                           EXERCISE OF CLASS B WARRANTS AT $0.01 PER
                                                             SHARE                        PERCENTAGE OF OUTSTANDING
            MARKET PRICE PER SHARE                  (THROUGH NOVEMBER 2002)                        SHARES(1)
         ------------------------------    -------------------------------------------    ---------------------------
         $5.00 - 100% of closing
         price on 5/5/2000                                   1,629,104                               7.0%

         $3.75 - 75% of closing price
         on 5/5/2000                                         2,426,009                              10.1%

         $2.50 - 50% of closing price
         on 5/5/2000                                         4,019,818                              15.6%

         $1.25 - 25% of closing price
         on 5/5/2000                                         8,801,246                              28.9%

         ------------------------------

         (1) Assumes that all shares to be issued upon exercise of Class B Warrants are outstanding as of May 5, 2000.

Sales of common stock by holders of Class B Warrants prior to November 2002 will reduce the number of shares issuable upon exercise of the Class B Warrants.

THE EXISTENCE OF OUR CLASS B WARRANTS MAY HINDER OUR ABILITY TO RAISE ADDITIONAL CAPITAL

         Because of the potential for dilution, as outlined above, we may find it more difficult to raise additional equity capital while the Class B Warrants are outstanding. Sources of equity capital may be reluctant to provide needed operating capital, which could have an adverse affect on our ability to finance growth opportunities and on our liquidity.

IF INSTITUTIONAL INVESTORS SELL LARGE VOLUMES OF THEIR COMMON STOCK WITHIN A SHORT PERIOD OF TIME, INCLUDING SHARES TO BE ISSUED UPON EXERCISE OF THEIR CLASS B WARRANTS, THE VALUE OF OUR COMMON STOCK MAY DECLINE

         If the institutional investors sell large volumes of their common stock within a relatively short period of time, the market price of our common stock may decrease and allow the institutional investors to convert their Class B Warrants into a greater amount of our common stock. Further sales of the common stock issued upon exercise of the Class B Warrants could cause even greater declines in the price of our common stock. Although holders of the Class B Warrants are restricted in their ability to engage in short sales and similar transactions, the downward pressure on the market price caused by exercise of Class B Warrants and sale of the underlying common stock could encourage short sales by other investors and further undermine the value of our common stock.

IF THE NUMBER OF SHARES ISSUABLE UPON EXERCISE OF THE CLASS B WARRANTS EXCEEDS 20% OF THE NUMBER OF SHARES OUTSTANDING BEFORE THE DECEMBER 1999 PRIVATE PLACEMENT, WE MAY BE REQUIRED TO SEEK STOCKHOLDER APPROVAL OF THE CLASS B WARRANT SHARES

         Under the rules of the Nasdaq Stock Market, we are required to obtain stockholder approval for the issuance of common stock upon exercise of the Class B Warrants if the number of shares issuable upon exercise of the Class B Warrants equals or exceeds 20% of the number of shares of common stock outstanding before the Class B Warrants were issued. On the date the Class B Warrants were issued, we had 18,865,448 shares of common stock outstanding. Thus, we will be able to issue 3,773,089 shares upon exercise of Class B Warrants without obtaining stockholder approval.

         However, the terms of the Class B Warrants are structured so that we will comply with Nasdaq's 20% limitation even if we are unable to obtain stockholder approval. If the market price of our common stock declines and we would need to otherwise issue common stock in excess of the Nasdaq 20% limitation, we would then have the option of either:

         o seeking stockholder ratification of shares to be issued upon exercise of the Class B Warrants before issuing the underlying common stock; or

         o instead of issuing the common stock, pay a redemption fee equal to 120% of the average market value of the unissued common stock over a five-day period immediately preceding the holder's request for redemption.

Redemption of the underlying common stock that cannot be issued due to the Nasdaq limitation at a 20% premium could severely diminish our working capital and harm our ability to raise additional capital. Furthermore, if we are unable to obtain stockholder approval and we are deemed to have issued 20% or more of our outstanding common stock in connection with the exercise of Class B Warrants, we may be required to delist our shares from the Nasdaq National Market.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD LEAD TO LOSSES FOR INDIVIDUAL INVESTORS AND COULD DAMAGE OUR REPUTATION AND LEAD TO COSTLY AND TIME CONSUMING SECURITIES CLASS ACTION LITIGATION

         Our financial results may fluctuate significantly because of several factors, many of which are beyond our control. These factors include:

         o costs associated with gaining and retaining customers and capital expenditures for upgrading our systems and infrastructure;

         o timing and market acceptance of new and upgraded Internet service introductions, technologies, and services by us and our competitors;

         o loss of customers and seasonal fluctuations in demand for our services;

         o        downward pressure on prices due to increased competition;

         o changes in our operating expenses, including telecommunications costs; and

         o        the effect of potential acquisitions.

Historically, our common stock and publicly traded warrants have traded at volatile prices. We believe that the market prices will continue to be subject to significant fluctuations due to various factors and events that may or may not be related to our performance. If the market value of our common stock decreased substantially, we could be delisted from the Nasdaq National Market. Consequently, you could find it difficult or impossible to sell your stock or to determine the value of your stock. In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of Internet-sector companies and which may be unrelated to the operating performance of such companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event could result in a material decline in the price of your stock.

         In the past, there have been class action lawsuits filed against companies after periods of fluctuations in the market price of their securities. If we were subject to this type of litigation, it would be a strain on our personnel and financial resources, and divert management's attention from running our company. Litigation could also negatively affect our public image and reputation.

WE HAVE NO INTENTION TO PAY DIVIDENDS

         We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future.

WE FACE POTENTIAL COSTS AND LIABILITY IN CONNECTION WITH THE INFORMATION WE HOST AND THAT IS DISSEMINATED THROUGH OUR NETWORK

         We are not currently subject to direct federal, state, or local government regulation, other than regulations applicable to businesses generally. There currently is only a small body of laws and regulations directly applicable to the provision of access to or commerce services on the Internet. For example, in late 1998, Congress enacted the Digital Millennium Copyright Act, which includes a limitation on liability of on-line service providers for copyright infringement for transmitting, routing, or providing connections, storage or caching of data at the direction of a user. This limitation on liability applies if the service provider has no actual knowledge that the particular data infringed on third party intellectual property rights and if certain other conditions are met. Because this law is relatively new, we are not sure how it will be applied to limit any liability that we may face in the future for possible copyright infringement-related issues that arise in connection with the services we provide. This law also requires that service providers follow certain notice and take-down procedures with respect to allegedly infringing materials in order to take advantage of the limitation on liability provided by the Digital Millenium Copyright Act. We are in the process of implementing these sorts of procedures across our operations. Certain provisions of the Communications Decency Act, which imposes criminal penalties for using an interactive computer service for transmitting obscene or indecent communications, have been found unconstitutional by the U.S. Supreme Court. Other federal legislation that was enacted to require limitations on access to pornography and other material deemed harmful to minors was determined to violate the First Amendment, but that decision is on appeal. We are unable to predict the outcome of this appeal or whether other similar legislation will be enacted or enforced. In addition, the Federal Trade Commission adopted final rules, effective April 21, 2000, regarding the Children's Online Privacy Protection Act's prohibition of unfair and deceptive acts and practices in connection with the collection and use of personal information from and about children on the Internet. The rules provide that Web sites directed at children under 13 years of age must obtain verifiable parental consent before collecting personal information from children and must take other measures intended to safeguard children's privacy. Additional requirements may be imposed on Web site operations relating to the use, dissemination, and collection of personal information. We have adopted a standard acceptable use policy that applies to all of our customers and that prohibits them from posting, transmitting, or storing material on or through our services that we determine to be in violation of third party intellectual property rights. Our acceptable use policy also imposes other restrictions on our customers in connection with the use of our services, including prohibitions on illegal activity or other activity that is destructive or potentially destructive to our business or reputation or to our customers. We initially designed and continue to evolve our acceptable use policy to promote the security, reliability, and privacy of our systems and network. However, we cannot assure you that our policy will accomplish this goal or shield us from liability under the Digital Millennium Copyright Act or otherwise with respect to the activities of, or the content hosted or transmitted by, our customers or other Internet users.

         Because of the increased popularity and use of the Internet, it is likely that a number of additional laws and regulations may be adopted at the federal, state, and local levels, governing such issues as user privacy, freedom of expression, pricing, taxation, advertising, intellectual property rights, information security, and the convergence of traditional telecommunications services with on-line services and Internet communications. Legislation addressing such things as on-line security, privacy, mass unsolicited commercial e-mail messages, and the regulation of sales of products, such as pharmaceuticals, firearms, drug paraphernalia, and gambling, is proposed regularly in many states and in Congress. The implementation of any such legislation could result in direct or indirect regulation of on-line service providers generally, including us. In that case, it is likely that we would have to implement additional policies and procedures designed to assure our compliance with the particular legislation.

         The imposition on Internet service providers or Web hosting providers of potential liability for materials carried on or disseminated through their systems could require us to implement measures to reduce our exposure to such liability. These measures may require that we spend substantial resources or discontinue certain product or service offerings. Any of these actions could have a material adverse effect on our business, financial condition and results of operations. Further, the adoption of such laws and regulations might decrease growth of the Internet generally, which in turn could negatively impact our business. In addition, applicability to the Internet of existing laws governing such things as property ownership, intellectual property rights, taxation, obscenity, defamation, libel, and personal property is uncertain. Because so many of the existing laws on these topics were adopted prior to the advent of the Internet and related technologies, they do not contemplate, address, or readily apply to the unique issues that the Internet and its use create.

         The law relating to the regulation and liability of Internet access providers in relation to information carried or disseminated is also developing in other countries. For example, the European Union has enacted its own data privacy regulations, and Australia has imposed new obligations on Internet service providers to block access to certain types of content. Decisions, laws, regulations, and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services.

         We carry an errors and omissions insurance policy. This insurance may not be adequate or available to compensate us for all liability that may be imposed.

OUR INTERNET ACCESS OPERATIONS MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION, WHICH COULD DECREASE OUR REVENUES AND INCREASE OUR COSTS

         Although as an Internet access provider we are not currently subject to direct federal governmental regulation other than regulations applicable to businesses generally, changes in the regulatory environment relating to the Internet connectivity market could affect our business, financial condition, and results of operations. For example, regulations at the Federal Communications Commission require discounted Internet connectivity rates for schools and libraries. Due to the increasingly widespread use of the Internet for the hosting, use, and transmission of content, it is likely that additional laws and regulations will be adopted at the federal, state, and local level, especially that is content related, that will apply directly or indirectly to us. For example, legislation concerning unsolicited commercial e-mail messages, on-line gambling, on-line sales of pharmaceuticals, drug paraphernalia, and other illegal or controlled goods and services, privacy, libel, intellectual property protection and infringement, technology export, and other controls is pending and, in some cases, has been adopted in various states as well as at the federal level. We may be subject to similar or other laws and regulations in non-U.S. jurisdictions.

         Moreover, the Federal Communications Commission continues to review its regulatory position on the usage of the basic network and communications facilities by Internet service providers. Although the Federal Communications Commission determined that Internet service providers should not be treated as telecommunications carriers and, therefore, need not be regulated, in an April 1998 report, the regulatory status of Internet service providers remains uncertain. Indeed, in its 1998 report, the Federal Communications Commission concluded that certain services offered over the Internet, such as phone-to-phone Internet protocol telephony, may be functionally indistinguishable from traditional telecommunications service offerings and their non-regulated status may have to be re-examined.

         Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from regional bell operating companies or other telecommunications companies, could adversely affect us. Although the Federal Communications Commission has decided not to allow local telephone companies to impose per-minute access charges on Internet service providers, and that decision has been upheld by a reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through the Federal Communications Commission and state regulatory agencies. Such rules, if adopted, are likely to have a greater impact on consumer-oriented Internet access providers than on business-oriented Internet service providers such as us. Nonetheless, the imposition of access charges would affect our costs of serving dial-up customers and could have a material adverse effect on our business, financial condition, and results of operations.

IF WE ARE UNABLE TO RETAIN KEY EXECUTIVES, OUR GROWTH POTENTIAL AND OPERATING RESULTS WILL BE ADVERSELY AFFECTED

         Our success greatly depends on our ability to attract and retain key technical, sales, marketing, information systems, financial, and executive personnel. We are especially dependent on the continued services of our senior management team, particularly Douglas H. Hanson, our Chief Executive Officer, President, and Chairman of the Board of Directors. The loss of Mr. Hanson or other senior managers could have a materially detrimental effect on us. All members of our senior management team can terminate their employment at any time. We do not maintain key person life insurance on any of our personnel. If we fail to attract, hire, or retain the necessary personnel, or if we lose the services of any member of our senior management team, our business could be adversely affected.


                CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus and the information incorporated by reference may include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans and the outcome of any contingencies are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "believe," "plan," "will," "anticipate," "estimate," "expect," "intend" and other phrases of similar meaning. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

         Although we believe that our expectations that are expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from our expectations, including the following:

         o        we may lose subscribers or fail to grow our customer base;

         o we may not be able to sustain our current growth or to successfully integrate new customers or assets obtained through acquisitions;

         o        we may fail to compete with existing and new competitors;

         o we may not adequately respond to technological developments impacting the Internet;

         o we may fail to implement proper security measures to protect our network from inappropriate use, which could overload our network's capacity and cause us to experience a major system failure;

         o we may issue a substantial number of shares of our common stock upon exercise of Class B Warrants, especially if the market value of our stock declines, thereby causing significant dilution in the value of your investment;

         o        we may fail to settle outstanding litigation; and

         o        we may not be able to find needed financing.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this report. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements included in this prospectus under the caption "Risk Factors."


                              RECENT DEVELOPMENTS

         We have submitted the following proposals to our shareholders at our 2000 Annual Meeting of Stockholders, which is scheduled for June 15, 2000:

         o        the election of five directors;

         o approval of the change of our name from "RMI.NET, Inc." to "Internet Communications Company, Inc., subject to completion of our proposed acquisition of Internet Communications Corporation;

         o        adoption of the RMI.NET, Inc. 2000 Employees' Stock Option
                  Plan;

         o        adoption of the RMI.NET, Inc. Employees' Stock Purchase Plan;
                  and

         o ratification of the appointment of Ernst & Young LLP as our independent auditors;

Each of the proposals is described in detail in our definitive proxy statement, which was filed with the Securities and Exchange Commission on May 1, 2000 and has been incorporated by reference.


                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following is a summary of selected consolidated financial data as of and for the five years ended December 31, 1999. This data should be read in conjunction "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the Notes thereto, which are included in our Annual Report on Form 10-K and are incorporated by reference in this document.


                                        1999            1998            1997            1996            1995
                                    ------------    ------------    ------------    ------------    ------------
STATEMENT OF OPERATIONS DATA:
Revenues ........................   $ 30,122,004    $ 10,087,015    $  6,127,111    $  3,281,579    $  1,179,325
Operating loss ..................    (24,545,868)    (10,478,162)     (3,800,706)     (2,281,194)       (108,522)
Net loss ........................    (24,927,652)    (10,668,802)     (4,152,853)     (2,342,571)       (128,794)
Basic and diluted loss per
    share .......................          (1.83)          (1.39)          (0.79)          (1.03)          (0.07)

BALANCE SHEET DATA:
Cash and cash equivalents .......   $ 11,238,188    $  5,729,346    $  1,053,189    $    348,978    $    274,661
Investments .....................           --              --              --         1,356,629            --
Working capital (deficit) .......      2,004,051       1,986,513        (209,003)        370,884        (186,865)
Total assets ....................     70,719,030      24,681,801       5,082,119       5,540,167         924,603
Long term debt and capital lease
    obligations .................      2,222,373         493,963         904,627       1,134,380         904,627
Redeemable, Convertible
    Preferred Stock .............           --         6,747,843            --              --              --
Total stockholders' equity
    (deficit) ...................     54,445,345      11,817,614       2,083,370       2,317,437        (169,036)

                          DESCRIPTION OF COMMON STOCK

         The description of our common stock, $0.001 par value, is included in our Registration Statement on Form 8-A, which was filed with the Securities and Exchange Commission on August 14, 1996. We have incorporated our Registration Statement on Form 8-A by reference.


                    PLAN OF DISTRIBUTION - ACQUISITION TERMS

         We will offer and issue our common stock from time to time in connection with our acquisition of other businesses, assets, or securities. We expect that:

         o terms of the acquisitions involving the issuance of common stock covered by this prospectus will be determined by direct negotiations with the owners of the businesses, assets, or securities that we acquire or with their representatives; and

         o the common stock will be issued at prices reasonably related to the market price of the common stock either at the time an agreement is entered into or at or about the time the securities will be delivered.

While we do not expect to pay underwriting discounts or commissions, we may pay a finder's fee from time to time with respect to specific mergers or acquisitions.

         Regardless of the method we use to distribute the common stock, we will provide a prospectus supplement that will disclose:

         o the material terms of the acquisition, including the number of shares issued and the consideration received;

         o the amount of any compensation received by any finders, dealers, or agents; and

         o the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws.

                              SELLING STOCKHOLDERS

         Some of the persons who receive securities from us pursuant to acquisitions covered by this prospectus may be required to use this prospectus to register the resale of their common stock. We refer to these individuals as the "selling stockholders." However, no selling stockholder will be authorized to use this prospectus or a supplement to this prospectus without first obtaining our consent. We may restrict the selling stockholders' right to use this prospectus. In particular, we may restrict the time period in which selling stockholders may use this prospectus and the number of shares of common stock that selling stockholders may offer pursuant to this prospectus. We may also impose other limitations and conditions in the agreements we negotiate with the owners of the businesses, assets or securities that we acquire or with their representatives. We will identify the selling stockholders and the number of shares that they can sell in a prospectus supplement.

                  PLAN OF DISTRIBUTION - SELLING STOCKHOLDERS

         With our permission, selling stockholders may use this prospectus and a prospectus supplement to resell their common stock from time to time, including in one or more of the following transactions:


         o        on the Nasdaq National Market;

         o        in the over-the-counter market;

         o in transactions other than on the Nasdaq National Market or in the over-the-counter market;

         o through brokers, dealers, or market makers, or in direct transactions with purchasers;

         o        in connection with long or short sales;

         o        by pledge to secure debts and other obligations;

         o in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options; or

         o        in a combination of any of the above transactions.

The selling security holders may sell their common stock at prevailing market prices, at prices related to prevailing market prices, at negotiated prices, or at fixed prices.

         Brokers and dealers that are used will either receive discounts or commissions from the selling stockholders, or will receive commissions from the purchasers. The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933. We may agree to indemnify the selling stockholders against liabilities, including liabilities arising under the Securities Act of 1933.

                                 LEGAL OPINION

         For the purposes of this offering, Christopher J. Melcher, Vice President and General Counsel of RMI.NET, Inc., has given his opinion as to the validity of the shares offered by the selling stockholders. As of May 24, 2000, Mr. Melcher beneficially owns 18,000 shares of RMI.NET common stock.

                                    EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Baird, Kurtz & Dobson, independent accountants, have audited our consolidated financial statements and schedule for the year ended December 31, 1997 included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's and Baird, Kurtz & Dobson's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

         Our common stock is listed on the Nasdaq National Market. Reports, proxy statements, and other information concerning RMI.NET can be reviewed at the offices of Nasdaq Operations, 1735 "K" Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

         o Annual Report on Form 10-K for the year ended December 31, 1999;

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         o        Current Reports on Form 8-K filed April 3 and May 24, 2000;

         o Definitive Proxy Statement for the 2000 Annual Meeting of Stockholders; and

         o the description of our common stock contained in our registration statement on Form 8-A, filed August 14, 1996.

We have also filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request a copy of these filings at no cost. Please direct your requests to:

                           Christopher J. Melcher
                           Vice President and General Counsel
                           RMI.NET, Inc.
                           999 Eighteenth Street, Suite 2201
                           Denver, Colorado  80202
                           (303) 672-0700

You may also want to refer to our web site at www.rmi.net. However, our web site is not a part of this prospectus.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. RMI.NET and the selling stockholders are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                  COMMON STOCK
                                $0.001 PAR VALUE





                                 RMI. NET, INC.





                                   PROSPECTUS





                                   MAY __, 2000

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 8 of the Registrant's Certificate of Incorporation, as amended, provides:

         No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law ("DGCL") or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended DGCL. Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a director under this
         Article 8 as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article 8, prior to such repeal or modification.

         Section 5.1 of the Registrant's by-laws provides, in general, that the Registrant shall, to the fullest extent permitted by the DGCL, as now or hereafter in effect, indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Registrant, or, by reason of the fact that such officer or director is or was serving at the request of the Registrant as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, association, or other enterprise, against all liability and loss suffered and expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement reasonably incurred by him in connection with such Proceeding, including any Proceeding by or on behalf of the Registrant and will advance all reasonable expenses incurred by or on behalf of any such person in connection with any Proceeding, whether prior to or after final disposition of such Proceeding. Section 5.8 of the bylaws also provides that the Registrant may also indemnify and advance expenses to employees or agents who are not officers or directors of the Registrant.

         The Registrant has purchased a directors' and officers' liability insurance contract that provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. No dealer, salesman or any other person has been authorized in connection with this Offering to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Registrant. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Registrant or the facts herein set forth since the date hereof.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     EXHIBIT
     NUMBER                        DESCRIPTION OF DOCUMENT
     ------                        -----------------------

       2.01 Agreement and Plan of Reorganization and Liquidation by and Among Rocky Mountain Internet, Inc., DataXchange Network, Inc., and Certain of the Shareholders of DataXchange Network, Inc., dated as of December 8, 1998(10)
       3.01   Amended and Restated Certificate of Incorporation(15)
       3.02   Bylaws(1)
       3.03 Certificate of Designations of Series B Convertible Preferred Stock(13)
       4.01   Form of Stock Certificate(1)
       4.02 Warrant Agreement between Rocky Mountain Internet, Inc. and Douglas H. Hanson dated October 1, 1997(5)
       4.03   1996 Employees' Stock Option Plan(1)
       4.04   1996 Non-Employee Directors' Stock Option Plan(1)
       4.05   1997 Non-Qualified Stock Option Plan(4)
       4.06   1997 Stock Option Plan(6)
       4.06.1 First Amendment to Non-Qualified Stock Option Agreement pursuant to the 1997 Stock Option Plan(13)
       4.06.2 First Amendment to Incentive Stock Option Agreement pursuant to the 1997 Stock Option Plan(13)
       4.07   1998 Employees' Stock Option Plan(10)
       4.08   1998 Non-Employee Directors' Stock Option Plan(8)
       4.09 Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and Koch Industries, Inc.(12)
       4.10 Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and Advantage Fund II Ltd.(12)
       4.11 Form of Common Stock Purchase Warrant issued to Koch Industries, Inc., Advantage Fund II Ltd., Wharton Capital Partners Ltd., Leslie Bines, and Neidiger Tucker Bruner Inc.(12)
       4.12 Form of Registration Rights Agreement between Rocky Mountain Internet, Inc. and (i) Koch Industries, Inc.; and (ii) Advantage Fund II Ltd.(12)
       4.13 Form of Registration Rights Agreement between Rocky Mountain Internet and (i) Wharton Capital Partners Ltd.; (ii) Leslie Bines; and (iii) Neidiger Tucker Bruner Inc.(12)
       4.14   Form of Subscription Agreement dated as of December 7, 1999(28)
       4.15 Form of Class A Warrant (Annex I to Exhibit 4.14 Subscription Agreement)(28)
       4.16 Form of Class B Warrant (Annex II to Exhibit 4.14 Subscription Agreement)(28)
       4.17 Form of Registration Rights Agreement (Annex IV to Exhibit 4.14 Subscription Agreement)(28)
       4.18   2000 1998 Employees' Stock Option Plan(29)
       4.19   Employees' Stock Purchase Plan(29)
       4.20 Form of Registration Rights Agreement between RMI.NET and Interwest Group, Inc.(30)
       5.01 Opinion and Consent of Christopher J. Melcher, Esq., as to legality of securities being registered.*
       10.01 Agreement of Lease between Denver-Stellar Associates Limited Partnership, Landlord and Rocky Mountain Internet, Inc., Tenant(2)
       10.02  Sublease Agreement-February 26, 1997-1800 Glenarm, Denver, CO(3)
       10.03 Carrier Services Switchless Agreement Between Frontier Communications of the West, Inc. and Rocky Mountain Broadband, Inc.**(12)
       10.04 Wholesale Usage Agreement Between PSINet Inc. and Rocky Mountain Internet, Inc.**(12)
       10.05 PacNet Reseller Agreement between PacNet Inc. and Rocky Mountain Internet, Inc.**(12)
       10.06  Operating Agreement of The Mountain Area EXchange LLC(12)
       10.07 Software License and Consulting Services Agreement Between Rocky Mountain Internet, Inc. and Novazen Inc.**(12)
       10.08 Merger Agreement among Rocky Mountain Internet, Inc., RMI-INI, Internet Now, Hutchinson Persons, Leslie Kelly, Taufik, Islam, Susan Coupal, and Gary Kim, dated November 20, 1998(9)
       10.09 Asset Purchase Agreement between Rocky Mountain Internet, Inc. and Unicom Communications Corporation dated as of November 24, 1998(9)
       10.10 Asset Purchase Agreement among Rocky Mountain Internet, Inc., Stonehenge Business Systems Corporation, Todd Keener, and Danette Keener, dated as of November 30, 1998(9)
       10.11 Commitment letter dated December 10, 1998 from Advantage Fund Ltd. to Rocky Mountain Internet, Inc.(12)

     EXHIBIT
     NUMBER                        DESCRIPTION OF DOCUMENT
     ------                        -----------------------

       10.12 Agreement and Plan of Merger by and between Rocky Mountain Internet, Inc. and August 5th Corporation, d/b/a Dave's World dated February 2, 1999(14)
       10.13 Asset Purchase Agreement by and among Rocky Mountain Internet, Inc., ImageWare Technologies, L.L.C., and Communication Network Services, L.L.C. dated February 5, 1999(14)
       10.14  Agreement and Plan of Merger by and among Rocky Mountain
              Internet, Inc. d/b/a/ RMI.NET, Inc. and IdealDial Corporation.(16)
       10.15  Agreement and Plan of Merger by and among Rocky Mountain
              Internet, Inc. d/b/a/ RMI.NET, Inc. and Internet Connect, Inc.(16)
       10.16 Agreement and Plan of Merger and Reorganization by and among Rocky Mountain Internet, Inc. d/b/a/ RMI.NET, Inc. and Colorado Mountain Net, Inc. dated June 16, 1999(17)
       10.17 Stock Exchange Agreement between Rocky Mountain Internet, Inc. d/b/a RMI.NET, Inc. and Roger L. Penner (CommerceGate) dated June 24, 1999(18)
       10.18 Asset Purchase Agreement by and between Rocky Mountain Internet, Inc. d/b/a RMI.NET, Inc. and CyberDesic Communications Corporation, Inc. dated June 28, 1999(19)
       10.19 Asset Purchase Agreement by and among RMI.NET, Inc. f/k/a Rocky Mountain Internet, Inc. and Triad Resources, LLC dated July 30, 1999(20)
       10.20 Asset Purchase Agreement by and among RMI.NET, Inc. and ACES Research, Inc. dated July 30, 1999(21)
       10.21  Asset Purchase Agreement by and among RMI.NET, Inc. and Novo
              Media Group, Inc. dated August 30, 1999(22)
       10.22 Asset Purchase Agreement by and among RMI.NET, Inc. and Wolfe Internet Access, LLC dated August 31, 1999(23)
       10.23 Asset Purchase Agreement by and among RMI.NET, Inc. and Networld.com, Inc. and FutureOne, Inc. dated November 19, 1999(24)
       10.24 Asset Purchase Agreement by and among RMI.NET, Inc. and Western Regional Networks, Inc. dated November 24, 1999(25)
       10.25 Asset Purchase Agreement by and among RMI.NET, Inc. and AIS Network Corporation dated December 23, 1999(26)
       16.01  Letter re change in certifying accountant(11)
       21.01  Subsidiaries of the Registrant(27)
       23.01  Consent of Ernst & Young LLP*
       23.02  Consent of Baird, Kurtz & Dobson*
       23.03  Consent of Christopher J. Melcher, Esq. (included in Exhibit
              5.01)*
       24.01 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures")*
       27.01  Financial Data Schedule(27)

   ----------------------
   *         Filed herewith.
   ** Portions of these documents have been omitted pursuant to a request for confidential treatment.

       (1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-05040C) and amendments thereto, as previously filed with the Securities and Exchange Commission.
       (2)    Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.
       (3)    Incorporated by reference to the Registrant's Annual Report on
              Form 10-KSB for the fiscal year ended December 31, 1996.
       (4) Incorporated by reference to the Registrant's Registration Statement on Form S-8, as previously filed with the Securities and Exchange Commission on September 26, 1997.
       (5) Incorporated by reference to the Registrant's Current Report on Form 8-K dated October 6, 1997.
       (6) Incorporated by reference to the Registrant's Definitive Proxy Statement (Appendix A) on Schedule 14A filed on February 13, 1998.
       (7) Incorporated by reference to the Registrant's Definitive Proxy Statement (Appendix B) on Schedule 14A filed on February 13, 1998.
       (8) Incorporated by reference to the Registrant's Definitive Proxy Statement (Appendix C) on Schedule 14A filed on February 13, 1998.
       (9) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 20, 1998.
       (10) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 8, 1998.
       (11) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 9, 1998.
       (12) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 10, 1998.
       (13) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-52731) and amendments thereto, as previously filed with the Securities and Exchange Commission.
       (14) Incorporated by reference to the Registrant's Current Report on Form 8-K dated February 2, 1999.
       (15) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
       (16) Incorporated by reference to the Registrant's Current Report on Form 8-K/A dated June 11, 1999.
       (17) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 16, 1999.
       (18) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 23, 1999.
       (19) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 28, 1999.
       (20) Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 30, 1999.
       (21) Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 30, 1999.
       (22) Incorporated by reference to the Registrant's Current Report on Form 8-K dated August 30, 1999.
       (23) Incorporated by reference to the Registrant's Current Report on Form 8-K dated August 31, 1999.
       (24) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 19, 1999.
       (25) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 24, 1999.
       (26) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 23, 1999.
       (27) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, as previously filed with the Securities and Exchange Commission.
       (28) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Reg. No. 333-95185) and amendments thereto, as previously filed with the Securities and Exchange Commission.
       (29) Incorporated by reference to the Registrant's 2000 Definitive Proxy Statement on Schedule 14A filed on May 1, 2000.
       (30) Incorporated by reference to the Registrant's Current Report on Form 8-K/A dated March 17, 2000.

ITEM 22.  UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 145, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information to that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on May 24, 2000.

                                  RMI.NET, INC.
                                  a Delaware corporation
                                  By:  /s/ Douglas H. Hanson
                                       ------------------------------------
                                  Name:  Douglas H. Hanson
                                  Title: Chief Executive Officer, President, and
                                         Chairman of the Board of Directors
                                         (Principal Executive Officer)


                               POWER OF ATTORNEY

         We, the undersigned officers and directors of RMI.NET, Inc. hereby severally constitute Douglas H. Hanson, Christopher J. Melcher, and Michael D. Dingman, Jr., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable RMI.NET, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated:


                  NAME                                          TITLE                                  DATE
                  ----                                          -----                                  ----

         /s/ Douglas H. Hanson                  Chief Executive Officer, President                 May 24, 2000
-----------------------------------------       and Chairman of the Board of
           Douglas H. Hanson                    Directors (Principal Executive
                                                Officer)

      /s/ Michael D. Dingman, Jr.               Treasurer (Principal Financial                     May 24, 2000
-----------------------------------------       Officer and Principal Accounting
        Michael D. Dingman, Jr.                 Officer)

             /s/ D.D. Hock                      Director                                           May 24, 2000
-----------------------------------------
               D.D. Hock


          /s/ Mary Beth Vitale                  Director                                           May 24, 2000
-----------------------------------------
            Mary Beth Vitale


        /s/ Robert W. Grabowski                 Director                                           May 24, 2000
-----------------------------------------
          Robert W. Grabowski


        /s/ Lewis H. Silverberg                 Director                                           May 24, 2000
-----------------------------------------
          Lewis H. Silverberg

                                EXHIBIT INDEX *

EXHIBIT
NUMBER                          DESCRIPTION
------                          -----------
5.01    Opinion and Consent of Christopher J. Melcher, Esq., as to legality of securities being registered(1)

23.01   Consent of Ernst & Young LLP(1)

23.02   Consent of Baird, Kurtz & Dobson(1)

23.03   Consent of Christopher J. Melcher, Esq. (included in Exhibit 5.01)(1)

24.01 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures")(1)

-----------

* Excludes exhibits incorporated by reference. For a list of exhibits incorporated by reference, refer to "Item 16. Exhibits" above.
(1)   Filed herewith.